Exhibit 99.1

Next Clinical Trial of VaxGen’s Anthrax Vaccine Delayed

Conference Call Scheduled for 11 a.m., EST, Today

BRISBANE, Calif. – November 3, 2006 – VaxGen, Inc. (Pink Sheets: VXGN.PK) announced today that it has received a clinical hold notification from the Food and Drug Administration (FDA) that will postpone the initiation of the company’s second Phase II trial for its investigational anthrax vaccine, rPA102.

The FDA’s Center for Biologics Evaluation and Research (CBER) said the hold notice was issued because data submitted to date by the company are insufficient to determine that the product is stable enough to resume clinical testing. In the notification, the agency expressed concerns that the vaccine’s potency could decline during the immunization phase of the trial, potentially resulting in an uninterpretable outcome.

The notification is not related to any adverse event or preclinical finding related to the vaccine.

VaxGen, at the FDA’s encouragement, will meet with the agency as soon as possible to discuss approaches to satisfying the agency’s requirements so that the trial can be initiated. “We look forward to meeting with FDA/CBER to further understand their concerns and to examine possible ways to resume clinical development of rPA102,” said Lance K. Gordon, Ph.D., President and CEO of VaxGen.

Conference Call

VaxGen will hold a conference call at 11 a.m., EST, today to further discuss this development. VaxGen will not respond to inquiries prior to the conference call.

Participant Dial-In (Pass Code Not Required):

Domestic:  (800) 374-0113

International:  (706) 758-9607

Replay Dial-In and Pass Code:

Domestic:  (800) 642-1687

International:  (706) 645-9291

Pass code:  1500272

About VaxGen

VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases, including anthrax and smallpox. VaxGen has been awarded an $877.5 million contract by the U.S. Department of Health and Human Services to provide 75 million doses of a modern anthrax vaccine for civilian biodefense. Based in Brisbane, Calif., VaxGen operates a wholly owned manufacturing facility in California and owns a minority interest in Celltrion, Inc., a company in the Republic of Korea established to provide contract manufacturing to the global pharmaceutical industry. For more information, please visit the company’s web site at www.vaxgen.com.

Note:  This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the company’s ability to meet with FDA/CBER and to resolve the agency’s concerns in a timely manner, if ever. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Item 8.01 of the company’s Current Report on Form 8-K filed by VaxGen on February 16, 2006 under the heading “Risk Factors” for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contacts:

Lance Ignon

Vice President, Corporate Affairs

(650) 624-1016

Kesinee Angkustsiri Yip

Associate Director, Corporate Affairs

(650) 624-1041